Confidential Draft Penultimate for Sign Off and Approval

For Immediate Release

Sunesis Pharmaceuticals Reports Fourth Quarter
and Full-Year 2007 Financial Results

South San Francisco, CA, March 11, 2008 - Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small-molecule therapeutics, today reported financial results for the quarter and fiscal year ended December 31, 2007.

Total revenue for the fourth quarter of 2007 was $2.0 million, with a net loss of $8.8 million. Total revenue for the year ended December 31, 2007 was $9.7 million, with a net loss of $38.8 million. As of December 31, 2007, cash, cash equivalents and marketable securities totaled $47.7 million, and debt totaled $2.3 million. Net cash used in operating activities in 2007 was $34.5 million.

Recent Highlights
♦
This week at the 39th Annual Meeting on Women’s Cancer hosted by the Society for Gynecologic Oncology in Tampa, Florida, Sunesis presented positive interim results from the company’s ongoing Phase 2 clinical trial of SNS-595, a novel naphthyridine analog, in advanced platinum-resistant ovarian cancer patients.

♦
Sixty-five women have been enrolled and treated with single-agent SNS-595 at a dose of 48 mg/m2 administered once every three weeks, with the majority of these women having been enrolled since October. Forty-five women have sufficient follow up to yield useful safety results and 35 are evaluable for best response using GOG-RECIST criteria.

♦
In this trial, SNS-595 has demonstrated disease control (defined as stable disease, partial response or complete response), with 31 of 35 of evaluable patients having best responses of stable disease or better. Of the 31 patients with stable disease or better, one patient had a complete response and four patients had partial responses (two unconfirmed).

♦
SNS-595 has been generally well tolerated in this trial, with a low rate of febrile neutropenia or other Grade 3/4 adverse events and manageable Grade 1/2 nausea or vomiting. Based on the drug’s observed safety profile and indications of clinical activity, Sunesis amended the protocol to explore a higher dose of SNS-595 in this trial. Enrollment has begun at a dose of 60 mg/m2 over twenty-eight days, and Sunesis anticipates enrolling approximately 30 patients at this dose in the third quarter of this year.

♦	Data from this trial has been accepted for presentation at the 44th ASCO Annual Meeting.

♦
Sunesis updated the results from the company’s Phase 1 clinical trial of single-agent SNS-595 in patients with relapsed or refractory acute leukemias, which had previously been reported at the 49th Annual Meeting of the American Society of Hematology (ASH) in Atlanta, Georgia in December 2007. Since the ASH presentation, an additional patient in this trial has achieved a complete remission.

♦
Twelve of 30 patients (43 percent) who received doses of SNS-595 of 50 mg/m2 or greater on a weekly dose schedule have now achieved bone marrow blast reductions to less than five percent, and five of these 12 patients achieved either complete remission, complete remission without platelet recovery or complete remission with incomplete recovery of normal hematopoietic blood elements.

♦	SNS-595 was generally well tolerated in this trial, with a dose-limiting toxicity of reversible Grade 3/ 4 oral mucositis.
♦
Based on these promising results, Sunesis continues to pursue development of SNS-595 in acute myeloid leukemia (AML). A Phase 1b clinical trial of SNS-595 in combination with cytarabine in relapsed or refractory AML patients is in progress. Sunesis plans to begin enrollment in a Phase 2 clinical trial of SNS-595 on a weekly dose schedule in previously untreated elderly AML patients in the first half of 2008. Sunesis expects to report data later this year for both AML clinical trials.

♦
Results from a non-clinical study of SNS-032, a potent and selective inhibitor of cyclin-dependent kinases (CDKs) 2, 7 and 9, were presented at ASH. These data demonstrated that SNS-032 induces apoptosis in chronic lymphocytic leukemia (CLL) cells. Furthermore, SNS-032’s in vitro activity compared favorably with flavopiridol in CLL cells obtained from patients. SNS-032 currently is in a Phase 1 clinical trial of patients with relapsed or refractory CLL or multiple myeloma. To date, the drug has been well tolerated in this trial, and dose escalation in both indications is expected to be completed this year.

♦
Sunesis is continuing enrollment in its Phase 1 dose-escalating trial of SNS-314, a potent and selective inhibitor of Aurora kinases A, B and C, in advanced solid tumors. To date, SNS-314 has been well tolerated and no dose-limiting toxicities have been observed. The company expects to identify a maximum-tolerated dose in this Phase 1 clinical trial this year.

♦
In December, Sunesis and the Multiple Myeloma Research Consortium (MMRC) announced a collaboration to evaluate the preclinical activity of SNS-032 in multiple myeloma-relevant models and in primary disease tissue, extending non-clinical studies performed by Sunesis.

♦
In February 2008, Sunesis received a milestone payment from Johnson & Johnson Pharmaceutical Research and Development, LLC (J&JPRD) triggered by J&JPRD’s selection of a compound targeting the Cathepsin S enzyme as a development candidate emerging from a collaboration with Sunesis.

♦	Lesley A. Stolz, Ph.D., joined Sunesis in November 2007 as Vice President, Corporate and Business Development.

Financial Highlights
♦
Revenue totaled $2.0 million and $9.7 million, respectively, for the three months and year ended December 31, 2007, compared to $2.0 million and $13.7 million for the three months and year ended December 31, 2006. The decrease in revenue year-over-year was primarily due to lower milestone payments from Merck & Co., Inc. in 2007 compared to 2006.

♦
Research and development (R&D) expense was $8.3 million for the fourth quarter of 2007, compared to $8.5 million for the same period in 2006. R&D expense for the year ended December 31, 2007 totaled $36.1 million, compared to $35.6 million in 2006. The year-over-year increase in R&D expense was primarily due to increased clinical trial activity for SNS-595 and preclinical program costs, partially offset by lower headcount and lower R&D expense associated with SNS-032 and SNS-314 due to reduced research activities in these programs.

♦
General and administrative (G&A) expense for the fourth quarter of 2007 was $2.8 million, compared to $3.4 million for the fourth quarter of 2006. For the year ended December 31, 2007, G&A expense was $13.6 million, compared to $12.3 million in 2006. The quarter-over-quarter decrease primarily resulted from lower professional services expense in 2007 compared to 2006. The year-over-year increase in G&A expense was primarily due to increased non-cash stock-based compensation expense, employee- and office-related expenses.

♦
In the fourth quarter ended December 31, 2007, Sunesis recorded a $0.3 million additional restructuring charge as a result of the company’s reorganization and reduction in force in the third quarter of 2007. For the year ended December 31, 2007, an aggregate of $1.6 million in restructuring charges was recorded. Cash restructuring costs accounted for approximately $1.1 million of the total $1.6 million restructuring charge for the year.

♦
Sunesis reported a net loss of $8.8 million for the fourth quarter of 2007 and of $38.8 million for the twelve-month period ended December 31, 2007, compared to a reported net loss of $9.0 million and $31.2 million, respectively, for the three-month and twelve-month periods ended December 31, 2006.

♦
In 2008, Sunesis expects net cash used in operating activities of approximately $30 million - $35 million in the absence of any new collaborations, compared to $34.5 million in 2007. A decrease in net cash used in operating activities is anticipated primarily due to the reorganization effected in August of last year, partially offset by increased costs associated with clinical trial and other development activities for SNS-595, SNS-032 and SNS-314.

Conference Call Information
Sunesis’ management will host a conference call to review the results of the fourth quarter and the 2007 fiscal year today at 10:30 a.m. EDT. Individual and institutional investors can access the call via 877-604-9668 (U.S. and Canada) or 719-325-4904 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at http://www.sunesis.com. Please log on to Sunesis’ website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary. A replay of the webcast will be archived on the Sunesis website for two weeks until March 25, 2008.

About Sunesis’ Oncology Programs
Sunesis has built a portfolio of product candidates in oncology focused on inhibition of the cell-cycle and survival signaling. Our lead product candidate, SNS-595, is a novel naphthyridine analog, structurally related to quinolones, a class of compounds which has not been used previously for the treatment of cancer.  SNS-595 is a specific DNA intercalator and topoisomerase II poison, causing replication-dependent site-selective double-strand DNA damage, irreversible G2 arrest and rapid apoptosis. A Phase 2 single agent clinical trial of SNS-595 in ovarian cancer and a Phase 1b clinical trial of SNS-595 combination with cytarabine in relapsed/refractory AML are both ongoing. SNS-032, a potent and selective inhibitor of CDKs 2, 7 and 9, is being evaluated in a Phase 1 clinical trial in patients with relapsed/refractory CLL or multiple myeloma. SNS-314, a potent and selective pan-Aurora kinase inhibitor, is being studied in a Phase 1 dose-escalating clinical trial in patients with advanced solid tumors. In addition, Sunesis is developing novel small molecule inhibitors of Raf kinase and other protein kinases in collaboration with Biogen Idec.

About Sunesis Pharmaceuticals
Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small-molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For further information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

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SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc.

Safe Harbor Statement

This press release contains forward-looking statements including without limitation statements related to the potential safety and efficacy of SNS-595, SNS-032 and SNS-314, planned additional clinical testing and development efforts, the timing of enrollment in clinical trials and the announcement of clinical results. Words such as “look forward,” “suggests,” “may,” ”expects,” “designed,” “believe,” “appears” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that Sunesis’ drug discovery and development activities, including enrollment and reporting of results, could be halted significantly or delayed for various reasons, the risk that Sunesis’ clinical trials for SNS-595, SNS-032 and/or SNS-314 may not demonstrate safety or efficacy or lead to regulatory approval, the risk that preliminary data and trends may not be predictive of future data or results, the risk that Sunesis’ preclinical studies and clinical trials may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis’ clinical trials and manufacturing of SNS-595, SNS-032 and SNS-314 and risks related to Sunesis’ need for additional funding. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ annual report on Form 10-K for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS:
Investors	Media
Eric Bjerkholt	Karen L. Bergman or
SVP, Corporate Development & Finance	Michelle Corral
Sunesis Pharmaceuticals, Inc.	BCC Partners
650-266-3717	650-575-1509 or 415-794-8662

SUNESIS PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
ASSETS		(Note 1)

Current assets:
Cash and cash equivalents	$11,726,126	$6,075,449
Marketable securities	35,957,933	57,029,199
Prepaids and other current assets	945,583	1,082,817
Total current assets	48,629,642	64,187,465

Property and equipment, net	4,238,498	4,728,929
Deposits and other assets	377,798	359,974
Total assets	$53,245,938	$69,276,368

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and other accrued liabilities	$4,515,426	$3,439,422
Accrued compensation	2,225,868	2,323,742
Current portion of deferred revenue	1,227,031	2,260,478
Current portion of equipment financing	953,940	885,273
Total current liabilities	8,922,265	8,908,915

Non-current portion of deferred revenue	-	1,143,159
Non-current portion of equipment financing	1,352,684	955,695
Deferred rent and other non-current liabilities	1,576,734	1,464,902
Total liabilities	11,851,683	12,472,671

Commitments

Stockholders' equity:
Common stock	3,437	2,944
Additional paid-in capital	320,579,240	298,073,896
Deferred stock-based compensation	(251,601)	(1,006,604)
Accumulated other comprehensive income (loss)	69,262	(21,376)
Accumulated deficit	(279,006,083)	(240,245,163)
Total stockholders' equity	41,394,255	56,803,697

Total liabilities and stockholders' equity	$53,245,938	$69,276,368

Note 1:	The condensed balance sheet at December 31, 2006 has been derived from the audited financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2006.

SUNESIS PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Revenue:
Collaboration revenue	$37,500	$229,167	$1,576,610	$6,353,585
Collaboration revenue from related party	1,759,208	1,725,810	7,586,903	7,317,700
License revenue	250,000	—	500,000	—
Grant and fellowship revenue	—	—	—	37,901
Total revenues	2,046,708	1,954,977	9,663,513	13,709,186

Operating expenses:
Research and development	8,268,413	8,468,763	36,060,470	35,615,536
General and administrative	2,820,543	3,372,108	13,569,578	12,254,892
Restructuring charges	345,426	—	1,563,274	—
Total operating expenses	11,434,382	11,840,871	51,193,322	47,870,428

Loss from operations	(9,387,674)	(9,885,894)	(41,529,809)	(34,161,242)

Interest income	661,381	898,786	2,971,666	3,394,751
Interest expense	(57,631)	(44,018)	(209,885)	(477,643)
Other income, net	5,949	1,124	7,108	6,873
Net loss	$(8,777,975)	$(9,030,002)	$(38,760,920)	$(31,237,261)

Basic and diluted loss per share	$(0.26)	$(0.31)	$(1.20)	$(1.13)

Shares used in computing basic and diluted loss per share	34,336,645	29,386,886	32,340,203	27,758,348